EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-111537) pertaining to the MTC Technologies, Inc. Master Savings Plan (formerly known as the Modern Technologies Corporation Master Savings Plan) of our report dated July 11, 2005, with respect to the financial statements and schedules of the MTC Technologies, Inc. Master Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Dayton, OH

July 11, 2005